UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2005

SILICON IMAGE, INC.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-26887	77-0396307
(Commission File Number)	(IRS Employer Identification No.)

1060 East Arques Ave., Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

(408) 616-4000
(Registrant’s telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                                    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 24, 2005, the Registrant entered into an employment offer letter with Steve Tirado for the position of the Registrant’s Chief Executive Officer and President.  The offer letter superseded and replaced Mr. Tirado’s existing employment offer letter with the Registrant dated April 1, 2004.  The offer letter sets forth the terms of Mr. Tirado’s employment with the Registrant, including an annual base salary of $475,000, a potential bonus for the 2005 fiscal year equal to 70% of annual base salary and participation in the Registrant’s employee benefit plans and executive compensation programs.  In addition, Mr. Tirado received an option grant to purchase 380,000 shares of the Registrant’s common stock upon execution of the offer letter and will receive an option grant to purchase 500,000 shares of the Registrant’s common stock on the first business day of 2006.  Each of these option grants will have an exercise price equal to the closing price of the common stock on the date of grant and will vest ratably on a monthly basis over four years from the date of grant.

Mr. Tirado’s offer letter provides that in the event that his employment is terminated without cause, for good reason or due to death or disability, he shall be entitled to (i) cash severance (at the rate of his current annual base salary) and COBRA insurance premiums (if he elects COBRA coverage) for 12 months following his termination, (ii) a prorated portion of the calculated amount (if any) payable to the Chief Executive Officer of the Registrant under the executive bonus program of the Registrant for the year in which such termination occurs, and (iii) 12 months of accelerated vesting under his stock options and restricted stock awards.

ITEM 5.02.                                   DEPARTURE OF DIRECTORS OR PINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(a)                                  On January 20, 2005, Steve Laub notified the Registrant that he was resigning as a member of the Board of Directors effective as of that date.  In resigning, Mr. Laub cited fundamental issues of relative role and responsibility.  Mr. Laub’s letter of resignation and a press release issued by the Registrant regarding his resignation are attached as Exhibits 99.01 and 99.02 hereto.

(b)                                 On January 20, 2005, Steve Laub notified the Registrant that he was resigning from the offices of President and Chief Executive Officer effective as of that date.  In resigning, Mr. Laub cited fundamental issues of relative role and responsibility.  Mr. Laub’s letter of resignation and a press release issued by the Registrant regarding his resignation are attached as Exhibits 99.01 and 99.02 hereto.

(c)                                  On January 24, 2005, the Registrant appointed Steve Tirado as its Chief Executive Officer and President.  The Registrant entered into an employment offer letter and stock option agreement with Mr. Tirado.  The terms of such offer letter and option agreement are described in Item 1.01 of this report.  Mr. Tirado is 50 years old.  From August 1999 to January 2005, Mr. Tirado has been employed by the Registrant, serving as Division President of the Storage Group from April 2004 to January 2005, President from January 2003 to March 2004, Chief Operating Officer from November 2000 to March 2004, and Executive Vice President of Marketing and Business Development from August 1999 to November 2000.  From April 1986 to July 1999, Mr. Tirado held various marketing and management positions at Sun Microsystems, Inc., a computer networking company, serving most recently as Vice President of Marketing and Business Development for the NC Systems Group.  From 1985 to 1986, Mr. Tirado was President of Tirado, Sorrentino Associates, a consulting firm.  From 1984 to 1985, Mr. Tirado held the position of Marketing Administration Manager at Qualogy, a mass storage disk drive and controller company.  From 1976 to 1984, Mr. Tirado was a public program administrator and policy analyst within various government agencies.

During 2004 and 2005, Mr. Tirado has been employed by the Registrant as Division President of the Storage Group, President and Chief Operating Officer and during such time he earned an annual base salary of $300,000.  He was also eligible to participate in the Registrant’s executive bonus program for 2004, under which he is expected to receive a bonus in excess of $100,000.  On January 4, 2005, Mr. Tirado was granted a stock option to purchase 120,000 shares of common stock with an exercise price of $15.48 per share which vests on a monthly basis over the following years:  8.333% in 2007 to 2008; 58.333% in 2008 to 2009; and 33.333% in 2009 to 2010.

(d)                                 Mr. Tirado has also been appointed to the Board of Directors of the Registrant as a Class I director, effective January 24, 2005.  Mr. Tirado’s term as a Class I director is scheduled to expire in 2006.  Election to the Board of Directors is contemplated by Mr. Tirado’s employment offer letter with the Registrant, which also describes Mr. Tirado’s compensation for serving as the President and Chief Executive Officer of the Registrant, as set forth in Item 1.01 of this report.

During 2004 and 2005, Mr. Tirado has been employed by the Registrant.  His compensation for such service is described in Item 5.02(c) of this report.

ITEM 9.01.                                    FINANCIAL STATEMENTS AND EXHIBITS.

(c)                                                          Exhibits.

Exhibit No.	Exhibit Title

99.01	Letter of Resignation of Steve Laub dated January 20, 2005.

99.02	Press Release dated January 25, 2005 announcing resignation of Steve Laub.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2005		SILICON IMAGE, INC.

	By:	/s/ Patrick Reutens
Patrick Reutens
Chief Legal Officer